EXHIBIT 99.1

CONTANGO OIL & GAS COMPANY

NEWS RELEASE

Contango Acquires Additional Working Interest in Dutch and Mary Rose Discoveries

JANUARY 4, 2008 – HOUSTON, TEXAS – Contango Oil & Gas Company (AMEX:MCF) announced today that it has purchased an additional 8.33% working interest and 6.667% net revenue interest in the Eugene Island 10 (“Dutch”) discovery and an additional average 9.11% working interest and approximately 6.667% net revenue interest in the five State of Louisiana leases (collectively, “Mary Rose”) discovery from three different companies for $200 million. The estimated proved reserves purchased were 29 billion cubic feet equivalent (“Bcfe”). The estimated proved plus probable reserves purchased were 38.2 Bcfe. The effective date of the transaction is January 1, 2008.

This purchase increases the Company’s working interest in Dutch to 42.88% (with a net revenue interest of 34.30%) and increases the Company’s average working interest in Mary Rose to 48.65% (with an average net revenue interest of 35.68%), inclusive of the Company’s ownership interest in Republic Exploration LLC. The estimated proved reserves now owned by the Company in Dutch and Mary Rose at January 1, 2008 are 152 Bcfe, and the estimated proved plus probable reserves now owned are 200 Bcfe.

The assets purchased qualify as a like-kind exchange with the proceeds received from the Company’s recently announced $200 million sale of its Western core Arkansas Fayetteville Shale properties.

Kenneth R. Peak, Contango’s Chairman and Chief Executive Officer, said, “We are drilling our second Mary Rose well and expect to be at logging point by late February to mid-March 2008. We have secured a second rig and plan to spud our third Mary Rose well by the end of February 2008. We are continuing work on our H platform to be set on Eugene Island 11 and the pipeline needed to begin producing the Mary Rose #1, #2, #3 and #4 wells at an expected initial production rate of approximately 250 million cubic feet equivalent per day by mid-summer. This acquisition is an excellent fit for Contango as it immediately puts our Fayetteville Shale sale proceeds to work, and gives us increased upside to our ongoing Dutch and Mary Rose development and exploration program.”

Contango is a Houston-based, independent natural gas and oil company. The Company’s core business is to explore, develop, produce and acquire natural gas and oil properties primarily offshore in the Gulf of Mexico and onshore in the Arkansas Fayetteville Shale. The Company also owns a 10% interest in a limited partnership formed to develop an LNG receiving terminal in Freeport, Texas, and holds investments in companies focused on commercializing environmentally preferred energy technologies. Additional information can be found on our web page at www.contango.com.

This press release contains forward-looking statements regarding Contango that are intended to be covered by the safe harbor “forward-looking statements” provided by of the Private Securities Litigation Reform Act of 1995, based on Contango’s current expectations and includes statements regarding acquisitions and divestitures, estimates of future production, future results of operations, quality and nature of the asset base, the assumptions upon which estimates are based and other expectations, beliefs, plans, objectives, assumptions, strategies or statements about future events or performance (often, but not always, using words such as “expects”, “projects”, “anticipates”, “plans”, “estimates”, “potential”,

“possible”, “probable”, or “intends”, or stating that certain actions, events or results “may”, “will”, “should”, or “could” be taken, occur or be achieved). Statements concerning oil and gas reserves also may be deemed to be forward looking statements in that they reflect estimates based on certain assumptions that the resources involved can be economically exploited. Forward-looking statements are based on current expectations, estimates and projections that involve a number of risks and uncertainties, which could cause actual results to differ materially from those, reflected in the statements. These risks include, but are not limited to: the risks of the oil and gas industry (for example, operational risks in exploring for, developing and producing crude oil and natural gas; risks and uncertainties involving geology of oil and gas deposits; the uncertainty of reserve estimates; the uncertainty of estimates and projections relating to future production, costs and expenses; potential delays or changes in plans with respect to exploration or development projects or capital expenditures; health, safety and environmental risks and risks related to weather such as hurricanes and other natural disasters); uncertainties as to the availability and cost of financing; fluctuations in oil and gas prices; risks associated with derivative positions; inability to realize expected value from acquisitions, inability of our management team to execute its plans to meet its goals, shortages of drilling equipment, oil field personnel and services, unavailability of gathering systems, pipelines and processing facilities and the possibility that government policies may change or governmental approvals may be delayed or withheld. Additional information on these and other factors which could affect Contango’s operations or financial results are included in Contango’s other reports on file with the Securities and Exchange Commission. Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from the projections in the forward-looking statements. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. Contango does not assume any obligation to update forward-looking statements should circumstances or management’s estimates or opinions change.

The Securities and Exchange Commission permits oil and gas companies to disclose in their filings with the SEC only “proved” reserves, which are reserve estimates that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Contango uses in this press release the term “probable” reserves, which SEC guidelines prohibit from being included in filings with the SEC. Probable reserves are unproved reserves which are more likely than not to be recoverable. Estimates of probable reserves which may potentially be recoverable through additional drilling or recovery techniques are by their nature more uncertain than estimates of proved reserves and accordingly are subject to substantially greater risk of not actually being realized by the Company.

Contango Oil & Gas Company	For information, contact:
3700 Buffalo Speedway, Suite 960	Kenneth R. Peak
Houston, Texas 77098	(713) 960-1901
www.contango.com